Exhibit 10.3
CONFIDENTIAL
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Amendment #1 to the Second Amended and Restated License Agreement
This Amendment #1 (the “Amendment”) to the Second Amended and Restated License Agreement (the “License Agreement”) dated February 18, 2022, by and between Akebia Therapeutics, Inc. (“Akebia”) and Vifor (International) Ltd. (“Licensee”) is effective as of May 3, 2024 (the “Amendment Effective Date”). Akebia and Licensee are each referenced individually herein as a "Party" and together as the “Parties”.
WHEREAS, Section 11.5 of the License Agreement provides for a Working Capital Fund to finance the manufacture of Licensed Products;
WHEREAS, the total amount of Working Capital Payments contributed by Licensee during the Term is equal to $40 million U.S. dollars, which was paid as the Initial Working Capital Payment; and
WHEREAS, the Parties desire to modify the method of repayment of the part of the Working Capital Fund contributed by Licensee in the manner described in this Amendment.
NOW, THEREFORE the Parties agree as follows:
1.Section 11.5 and all references to Section 11.5 in the License Agreement including, without limitation, Section 1.3, 1.59, 1.92, 1.107, 1.124, 1.132, 1.133, and 2.3.11, shall be deleted in their entirety, and all references to the Working Capital Fund shall be deleted from the License Agreement.
2.The following new provision shall be added as Section 11.5:
“11.5. Royalty Payments
A.Royalty Amounts. Akebia shall pay Licensee a nonrefundable and noncreditable royalty equivalent to the sum of (i) [**] of all Licensed Products sold by Akebia to Licensee, (ii) Akebia’s share of the Profit ([**]%) on Licensed Products sold to the Licensee Supply Group, and (iii) Akebia’s net sales of the Licensed Product outside of the Licensee Supply Group in the Territory (the sum of (i) through (iii) referred to herein as the “Akebia Licensed Product Revenue”), during each calendar quarter , multiplied by the applicable incremental royalty rates set forth in Table A below (the “Royalty Payments”). The Royalty Payments shall be made during each calendar quarter from July 1, 2025 until the expiry of the Royalty Term (as defined below).

Table A – Royalty Rates
Akebia Licensed Product Revenue (in U.S. Dollars) derived from sales of the Licensed Product in the Territory during a calendar year	Royalty Rate (portion of Akebia Licensed Product Revenue)
0 to ≤ $100 million	8%
>$100 million	14%

For the purpose of calculating the Akebia Licensed Product Revenue above, Akebia’s net sales of the Licensed Product outside of the Licensee Supply Group shall be calculated in the same manner as Licensee calculates its own Net Sales under Section 1.85 of the License Agreement. For avoidance of any doubt, all sales made by Akebia to the Licensee Supply Group following expiry or termination of the License Agreement shall be deemed net sales of Akebia for the calculation of the Licensed Product Revenue.

B.Royalty Term. Akebia shall pay Licensee such Royalty Payments until the earlier of: (i) the sum of the Royalty Payments paid by Akebia to Licensee equals $40 million; or (ii) May 31, 2028 (the “Royalty Term”). For the avoidance of doubt, in no event will the total amount of Royalty Payments paid by Akebia to Licensee hereunder exceed $40 million.
C.Royalty True-up Schedule. The Royalty Payments described above shall be subject to true-up milestones in accordance with Table B below (the “Royalty True-Up Milestones”). If the sum of the Royalty Payments made by Akebia to Licensee during the Royalty Term is less than each Royalty True-Up Milestone upon each respective date, then Akebia shall pay to Licensee a one-time payment (or an “Additional Royalty Payment”) equal to the difference between the Royalty True-Up Milestone and the sum of the Royalty Payments made by Akebia to Licensee during the Royalty Term. The Royalty True-Up Milestone shall be due within [**] after the corresponding date set forth below.

Table B – Royalty True-Up Milestones
Royalty True-Up Milestone	Date
$10 million	May 31st, 2026
$20 million	May 31st, 2027
$40 million	May 31st, 2028
For the avoidance of doubt, the following example is provided:
[**].
D.Royalty Prepayment. At any time, upon written notice to Licensee by Akebia, Akebia may, in its sole discretion, prepay any Royalty Payments that may be due during the Royalty Term, including the Additional Royalty Payment set out in Section C, above.
E.Royalty Payments and Quarterly Reports. Within [**] after the end of each calendar quarter during the Royalty Term and after each date upon which a Royalty True-Up Milestone is due, Akebia shall (i) pay to Licensee the Royalty Payment on the Akebia Licensed Product Revenue for such calendar quarter or the Additional Royalty Payment (as applicable), and (ii) provide to Licensee a written report (each, a “Royalty Quarterly Report”) setting forth in reasonable detail the Akebia Licensed Product Revenue for such calendar quarter or period. The Parties will seek to resolve any questions or issues related to a Royalty Quarterly Report within [**] following receipt by Licensee of such Royalty Quarterly Report.
F.Effects of Termination of License Agreement. Upon termination or expiration of the License Agreement prior to the end of the Royalty Term for:

a.convenience by Akebia pursuant to Section 16.10 (Termination by Akebia for Convenience) of the License Agreement, then Akebia shall pay Licensee, within [**] of termination, the difference between $40 million and the sum of any Royalty Payments made by Akebia to Licensee; or
b.convenience by Licensee pursuant to Section 16.9 (Termination by Licensee for Convenience), then all Royalty Payments shall cease and the Royalty Term shall end; or
c.for any reason other than for convenience by Akebia pursuant to Section 16.10 (Termination by Akebia for Convenience) or convenience by Licensee pursuant to Section 16.9 (Termination by Licensee for Convenience), Akebia shall continue to pay to Licensee the Royalty Payments and the

Additional Royalty Payments throughout the Royalty Term, regardless of any amounts owed by Licensee to Akebia under the License Agreement as of the effective date of such termination or expiration.
3.Section 11.7 is hereby deleted in its entirety, and replaced with the following in order to make the auditing rights reciprocal:
11.7 Accounting. Both Parties agree to keep full, clear, and accurate records in accordance with the applicable Accounting Standards consistently applied for a period of at least three (3) years after the relevant payment is owed pursuant to this Agreement in sufficient detail to enable compensation payable to either Party hereunder to be determined. The Parties further agree to permit their books and records to be examined by an independent accounting firm selected by a Party (the “Auditing Party”) and approved by the Party being audited (or, the “Audited Party”), which approval will not be unreasonably withheld or delayed, to verify the reports provided in accordance with Section 11.6 (Sales Reports) in the case of Licensee, or any reports provided by Akebia pursuant to Section 11.5 with respect to calculating Royalty Payments between the Parties. Such auditor will be bound by a legal agreement obligating it to maintain the confidentiality of such information and to not share such information with the Auditing Party. The auditor’s report will be provided simultaneously to both the Auditing Party and the Audited Party and will be limited to a disclosure of the extent of any underpayment or overpayment by the Audited Party, in sufficient detail to allow the Auditing Party and the Audited Party to understand the source of any error. Such audit of either Party shall not be performed more frequently than once per calendar year. Such examination is to be made at the expense of Auditing Party, except in the event that the results of the audit reveal an underpayment by the Audited Party of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination will be paid by the Audited Party.
4.The Parties agree that Section 11.9 is hereby deleted in its entirety, and replaced with the following:
11.9 Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) the then current prime rate quoted by Citibank in New York City plus [**]%, or (b) the highest rate permitted under Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 17 (Dispute Resolution; Governing Law).
5.Section 16.16 shall be amended by adding a reference to “Section 11.5 (Royalty Payments)” after the reference to “Section 9.3 (Trademark Ownership and Cooperation)”.

6.All capitalized terms not defined herein shall have meaning set forth in the License Agreement.

7.Except as otherwise provided herein, all provisions of the License Agreement shall remain in full force and effect.

8.This Amendment shall become effective as of Amendment Effective Date and shall be incorporated into License Agreement as of that date.

Signature Page
IN WITNESS WHEREOF, the Parties have executed this Amendment to the License Agreement effective as of the Amendment Effective Date written above.

AKEBIA THERAPEUTICS, INC. By: /s/ John P. Butler Print Name: John P. Butler Title: President and CEO	Vifor (International) Ltd. By: /s/ Herve Gisserot Print Name: Herve Gisserot Title: General Manager CSL Vifor By: /s/ Alex Sigalas Print Name: Alex Sigalas Title: Head of Finance